Exhibit 4.2

Confidential

DATED 3 OCTOBER 2016

LumiraDx Limited

WARRANT INSTRUMENT IN RESPECT OF WARRANTS TO SUBSCRIBE FOR A

ORDINARY SHARES IN LUMIRADX LIMITED

NORTON ROSE FULBRIGHT

Contents

Clause		Page

1	Definitions and interpretation	2

2	Subscription Rights	6

3	Exercising Subscription Rights	7

4	Issue of Shares upon Exercise of Subscription Rights	8

5	Restrictions and Obligations of the Company	9

6	Modification of Rights	10

7	Liquidation	10

8	Certificates	11

9	Meetings of Warrantholders	12

10	Notices	12

11	Third Party	13

12	Governing Law	13

13	Enforcement	13

Schedule 1 Form of Certificate		15

Schedule 2 The Register and Transfers		17

Schedule 3 Adjustments to Warrant Shares and Subscription Price		19

Schedule 4 Provisions as to Meetings and Resolutions of Warrantholders		20

THIS WARRANT INSTRUMENT is executed on 3 October 2016 by LumiraDx Limited (company number 314391) a company incorporated in the Cayman Islands, whose registered office is at Estera Trust (Cayman) Limited, PO Box 1350, Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands (the Company)

WHEREAS

(A)	The Company has, by resolution of its directors, agreed lo issue warrants lo subscribe for shares in the share capital of the Company on the terms set out in this Warrant Instrument.

(B)

All the registered holder(s) of shares in the Company have irrevocably waived all pre-emption rights conferred on them (whether by the CA 2006, the Articles or otherwise) in relation to the issue of Warrants (defined below) and shares in the Company pursuant to this Warrant Instrument.

(C)	The Company has accordingly executed this Warrant Instrument as a deed poll in favour of the Warrantholders (defined below).

BY THIS WARRANT INSTRUMENT THE COMPANY DECLARES AND COVENANTS as follows:

1	Definitions and interpretation

1.1	In this Warrant Instrument, the following words and expressions shall have the following meanings unless the context otherwise requires:

A Ordinary Shareholders holders of the A Ordinary Shares

A Ordinary Shares means A ordinary shares of US $0.001 each in the capital of the Company (and, if there is a sub-division, consolidation or re-classification of those shares, any shares resulting from such sub-division, consolidation or re-classification)

Adjustment Event means any:

(i)	sub-division, reclassification or consolidation of or in respect of the Equity Shares;

(ii)

allotment or issue of Equity Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve fund), scrip dividend or distribution in specie or bonus issue; and

(iii)	cancellation or purchase by the Company of Equity Shares or any reduction or repayment of share capital or reserve

Admission or Admitted to Listing means:

(a)

in the case of the A Ordinary Shares being admitted to trading on London Stock Exchange’s market for listed securities: (i) the admission to the Official List of the UK Listing Authority becoming effective in accordance with the Listing Rules; and (ii) the admission to trading on the London Stock Exchange’s market for listed securities becoming effective in accordance with the Admission and Disclosure Standards of the London Stock Exchange; or

(b)	in the case of the A Ordinary Shares being approved for listing, subject only to notice of issuance, on any U.S. National Securities Exchange; or

(c)

in the case of the A Ordinary Shares being approved for listing on: (i) any other Recognised Investment Exchange and their respective share dealing markets: (ii) any recognised overseas investment exchange (as defined by section 292, Financial Services and Markets Act 2000); or (iii) any investment exchange included in the Financial Conduct Authority’s list of designated investment exchanges

Articles means the articles of association of the Company from time to time

Asset Sale means the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company

Auditors means the auditors of the Company from time to time

Board means the board of directors of the Company from time to time

Business Day means any day on which banks are generally open for business in London and the United States (excluding Saturdays, Sundays and public holidays)

CA 2006 means the Companies Act 2006

Certificate means a certificate evidencing the Warrantholder’s entitlement to Warrants in the form, or substantially in the form, set out in Schedule 1

Company’s Account means the Company’s sterling bank account with the following details:

Bank:	HSBC Bank PLC

Account Number:	74861102

Sort Code:	400515

IBAN:	GB64MIDL40051574861102

Directors means the board of directors of the Company from time to time

Equity Shares means shares in the capital of the Company which are “equity securities” as defined in section 560 of the CA 2006

Event means an Asset Sale or Offer

Exercise Date means the date on which a Warrantholder gives notice, in accordance with clause 3, of its intention to exercise any of its Subscription Rights from time to time

Fair Market Value means, as of any particular date: (a) the volume weighted average of the closing sales price of the A Ordinary Shares for such day on the Trading Market or (b) if there have been no sales of the A Ordinary Shares on the Trading Market on any such day, the average of the highest bid and lowest asked prices for the A Ordinary Shares on such Trading Market at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which Fair Market Value is being determined; provided, that if the A Ordinary Shares are listed on any Trading Market, the term “Business Day” as used in this sentence means Business Days on which such exchange Is open for trading; and provided, further, that, in the context of a Net Exercise in connection with an Event pursuant to clause 5.3, “Fair Market Value” shall mean the fair value of one A Ordinary Share as determined in good faith by the Company’s Board of Directors based on the Event giving rise to the Net Exercise

Notice of Subscription has the meaning ascribed to it in clause 3.1

Note, Warrant and Stock Purchase Agreement means the agreement entered into by the Company and each of USB Focus Fund LumiraDx 1-A, LLC and USB Focus Fund LumiraDx 1- B, LLC on or around the date hereof

Offer an Offer by a Person to acquire the entire issued A Ordinary Share capital of the Company

Offer Price means the price per A Ordinary Share paid to the A Ordinary Shareholders of the Company by a Person pursuant to an Offer

Permitted Transferee has the meaning ascribed to it in clause 5.5

Person means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof

Recognised Investment Exchange shall have the meaning ascribed to it in section 285(1)(a) of the Financial Services and Markets Act 2000

Register means the register of persons for the time being entitled to the benefit of the Warrants required to be maintained pursuant to this Warrant Instrument

Special Resolution has the meaning ascribed to it in paragraph 18 of Schedule 4

Subscription Price means US$611.628 per Warrant Share

Subscription Rights means the subscription rights of the Warrantholder as defined in clause 2.1

Trading Market means the London Stock Exchange’s market for listed securities, any U.S. National Securities Exchange or any form of over-the-counter quotation platform, as applicable, if such exchange or market is the principal market on which the A Ordinary Shares are then traded

U.S. National Securities Exchange means a “national securities exchange” as defined in Section 6 of the Securities Exchange Act of 1934, as amended

Warrantholder means in relation to a Warrant, the person who appears in the Register as the holder of the Warrant

Warrants means the warrants of the Company constituted in this Warrant Instrument and all rights conferred by it (including Subscription Rights)

Warrant Shares means up to 13,067 new A Ordinary Shares issuable upon the exercise of the Subscription Rights

1.2	In this Warrant Instrument, unless the context requires otherwise:

(a)

Any expression or word used in this Warrant Instrument which is not defined in it but which has been defined in the Articles shall have the meaning given to it in the Articles unless the context requires otherwise;

(b)	headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this Warrant Instrument and shall be ignored in its construction;

(c)

references to recitals, clauses or schedules are to recitals to, clauses of and schedules to this Warrant Instrument. The recitals and schedules form part of the operative provisions of this Warrant Instrument and references to this Warrant Instrument shall, unless the context otherwise requires, include references to the recitals and schedules;

(d)

references to statutes or statutory provisions include references to any orders or regulations made under them and any references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date of this Warrant Instrument (subject as otherwise expressly provided in this Warrant Instrument) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provisions, order or regulation provided that nothing in this clause shall have the effect of increasing the liability of any party;

(e)	the terms subsidiary and holding company have the meanings ascribed by section 1159 CA 2006 and include parent and subsidiary undertakings as defined in section 1162 CA 2006;

(f)

In this Warrant Instrument, the words other, includes, including and in particular do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2	Subscription Rights

2.1	Subscription Rights

Each Warrant confers the right (but not the obligation) (Subscription Rights) on the Warrantholder to subscribe in cash at the Subscription Price for such number of Warrant Shares in respect of which it is recorded in the Register as the holder of on the terms set out in this Warrant Instrument.

Entitlement to all rights attaching to the Warrants shall be evidenced by the issue to a Warrantholder of a Certificate. One Certificate shall be issued to each Warrantholder for all of the Warrants registered in its name. The Company shall issue a copy of this Warrant Instrument with each Certificate.

2.2	Adjustment Event

If an Adjustment Event occurs, the number and nominal value of Warrant Shares which the Warrantholders are entitled to subscribe and (as appropriate) the Subscription Price payable in respect of such subscription shall be adjusted in accordance with the provisions set out in Schedule 3. If requested by the Warrantholder in writing, the Company will use its commercially reasonable efforts to cause its Auditors to certify the appropriate adjustment in accordance with Schedule 3.

3	Exercising Subscription Rights

3.1	Timing

Each of the Warrantholders may at any time, and from time to time, exercise their Subscription Rights in whole or part by delivering to the Company a notice substantially in the form contained in the Certificate (Notice of Subscription) together with:

(a)	the Certificate for the Warrants in respect of which Subscription Rights are being exercised; and

(b)

a payment by telegraphic transfer to the Company’s Account (or such other mode of payment as the Company and the Warrantholder shall agree) of the aggregate Subscription Price in respect of the Subscription Rights which are being exercised.

3.2

On any exercise of the Warrantholder’s Subscription Rights, in lieu of payment of the aggregate Subscription Price in the manner specified in clause 3.1(b) above, but otherwise in accordance with the requirements of this clause 3.2, the Warrantholder may elect to receive, and the Company shall issue to the Warrantholder such number of Warrant Shares as are computed using the following formula (a Net Exercise):

X = Y * (A-B) / A

where

X = the number of Warrant Shares to be issued to the Warrantholder;

Y = the number of Warrant Shares with respect to which this Warrant is being exercised (inclusive of the Warrant Shares sold by the Company (on behalf of the relevant Warrantholder) in payment of the aggregate Subscription Price or, following a Net Exercise contemplated by clause 5.3);

A= the Fair Market Value of one A Ordinary Share as of the exercise date; and B = the Subscription Price.

To give effect to the above provisions, the Warrantholder authorises the Company to sell such number of Warrant Shares as it indicates to fund in part the balance of the Subscription Price for the Warrant Shares the Warrantholder wishes to subscribe for. The provisions of this clause 3.2 shall only apply after Admission or as contemplated by clause 5.3.

3.3

For the avoidance of doubt, where part only of a Warrantholder’s total Subscription Rights are exercised, the Company shall update the Register to record the remaining Subscription Rights in respect of such Warrantholder following the partial exercise of its Subscription Rights and shall issue to such Warrantholder an updated certificate confirming the remaining Subscription Rights in respect of which ii is recorded in the Register as the holder on the terms set out in this Warrant Instrument.

3.4	Irrevocable Election

Delivery of the items specified in clause 3.1 to the Company shall, other than with the Company’s written consent, be an irrevocable election by the relevant Warrantholder to exercise the relevant Subscription Rights.

3.5	Lapse

All Subscription Rights not exercised shall lapse on the date falling ten years from the date of this Warrant Instrument (the Termination Date).

4	Issue of Shares upon Exercise of Subscription Rights

4.1	Allotment and Issue

Following receipt of a Notice of Subscription, the Company shall

(a)

within thirty (30) Business Days after the Exercise Date, resolve to allot and issue to the person(s) identified in the relevant Notice of Subscription (Allottee(s)) the Warrant Shares specified in the Notice of Subscription and to enter the Allottee(s)’ name in the register of members of the Company as the holder of the Warrant Shares issued to such Allottee(s); and

(b)

within thirty (30) Business Days of the allotment and issue of the Warrant Shares pursuant to this clause 4 (Warrant Share Delivery Date), at the Company’s cost, send to the address stipulated in the Notice of Subscription share certificate(s) in respect of the Warrant Shares issued and (in the event of a partial exercise by any Warrantholder) a balancing Certificate in respect of those Subscription Rights which remain unexercised.

4.2	Rights attaching to Warrant Shares

The Warrant Shares allotted pursuant to the exercise of the Subscription Rights shall:

(a)	be allotted and issued fully paid; and

(b)	rank pari passu with the fully paid A Ordinary Shares then in issue and have the rights set out in the Articles relating to the A Ordinary Shares.

(c)

subject to the Articles, be entitled to receive any dividend or other distribution which has previously been announced or declared provided that the record date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is after the date on which the Warrant Shares are allotted and issued.

4.3	Rounding

If the number of Warrant Shares falling to be allotted to a Warrantholder (or at its direction) on an exercise of Subscription Rights would otherwise require a fraction of a Warrant Share to be allotted, the number of Warrant Shares to be so allotted will be rounded down to the nearest whole number of Warrant Shares.

5	Restrictions and Obligations of the Company

5.1	Undertakings

For so long as any Subscription Rights remain outstanding, the Company will comply with the undertakings in this clause 5.

5.2	Covenants

Subject to clause 5.3, as long as any Warrants remain outstanding, the Company covenants to the Warrantholders as follows:

(a)

it will procure that at all times there are available for issue sufficient A Ordinary Shares free from pre-emptive rights to satisfy in full the exercise of Subscription Rights in respect of all outstanding Warrants (taking into account any other obligations of the Company to issue any shares in the Company); and

(b)

unless approved by the shareholders of the Company by written resolution or at a general meeting on or prior to the date hereof or unless authorised by the Board at a duly convened meeting of the Board held on or prior to the date hereof, it will notify the Warrantholder in writing of any proposed issue of securities to the holders of A Ordinary Shares as a class by way of rights at least 10 Business Days prior to the proposed date of such issue.

5.3	Events and Adjustment Events

(a)

The Company will notify each Warrantholder in writing within three Business Days of the publication of any regulatory news service announcement in respect of a proposed Event specifying the proposed date and nature of such Event, provided that nothing in this clause 5.3(a) shall require the Company to provide any information relating to the proposed Event which has not already been made public pursuant to a regulatory news service announcement;

(b)

In respect of any Offer, the Company shall procure that (i) appropriate provision is made in connection with the Offer such that the Warrantholder shall, following the announcement of the Offer, be entitled, upon exercise of these Warrants, to receive the number of shares or other securities of the Company, or other successor entity, or property (including cash) as to which the Warrantholder would have been entitled if the Warrantholder had exercised its rights pursuant to this Warrant immediately prior thereto and was able to participate in the Offer, or (ii) appropriate provision is made in connection with the Offer such that, upon the consummation thereof, and without any exercise of this Warrant by the Warrantholder or other action, the Warrantholder shall be entitled to receive the number of shares or other securities of the Company, or other successor entity, or property (including cash) as to which the Warrantholder would have been entitled if the Warrantholder had exercised its rights pursuant to the Warrants immediately prior thereto on a Net Exercise basis as set forth in clause 3.2.

5.4	Shareholders, Board and Management Meetings

Each of the Warrantholders shall have the right to:

(a)

receive notice of all shareholders meetings of the Company and class meetings of the holders of A Ordinary Shares but shall not be entitled to attend, speak or vote at those meetings in its capacity as a Warrantholder; and

(b)

receive (at the same time as the relevant shareholders) a copy of any proposed written resolution of the shareholders or any proposed written class consent of the holders of A Ordinary Shares but shall not be entitled to vote on those resolutions in its capacity as a Warrantholder.

5.5	Transfer of Warrants

Notwithstanding the transfer provisions set out in Schedule 2, the Warrants may only be transferable, in whole or in part by the Warrantholder to any other person or entity permitted in accordance with Section 1.09 of the Note, Warrant and Stock Purchase Agreement (together the Permitted Transferees).

6	Modification of Rights

This Warrant Instrument may be modified only with the prior sanction of a Special Resolution in accordance with the provisions of Schedule 4.

7	Liquidation

7.1	Liquidation and Dissolutions

If an order is made or an effective resolution is passed for the winding-up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected then the provisions of clause 7.2 or 7.3 shall apply.

7.2	Sanctioned Agreement

If the winding-up or dissolution is for the purpose of a reorganisation or amalgamation pursuant to a scheme of arrangement sanctioned by a special resolution of the Company, the terms of the scheme of arrangement will be binding on the Warrantholder.

7.3	Non Sanctioned Agreement

If clause 7.2 does not apply, the Company shall immediately notify the Warrantholders, in writing, that such an order has been made or resolution has been passed or other dissolution is to be effected. The Warrantholders shall be entitled at any time within three months after the date such notice is given to elect by notice in writing to the Company to be treated as if they had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised the Subscription Rights and they shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of A Ordinary Shares, such a sum, if any, as they would have received had they been the holders of and paid for the Warrant Shares to which they would have become entitled by virtue of such exercise, after deducting from such sum the amount which would have been payable by them in respect of the Warrant Shares if they had exercised the Subscription Rights. Nothing contained in this paragraph shall have the effect of requiring the Warrantholders to make any actual payment to the Company. If no such notice is given by the Warrantholders within the three month period specified above, the Subscription Rights shall lapse without claim if an order is made or an effective resolution is passed for the winding-up or the dissolution of the Company.

8	Certificates

8.1	Issues of Certificates

Within five Business Days of entering the name of a Warrantholder in the Register of the Company, the Company shall issue to the Warrantholder a Certificate in respect of the Subscription Rights in respect of which it is recorded in the Register as the holder.

8.2	Lost Certificates, etc

If a Certificate is mutilated, defaced, lost, stolen or destroyed the Company will replace it provided that:

(a)

the Warrantholder seeking the replacement provides the Company with such evidence and indemnity in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;

(b)	the Warrantholder seeking the replacement pays the Company’s reasonable costs in connection with the issue of the replacement;

(c)	mutilated or defaced Certificates in respect of which replacements are being sought are surrendered

9	Meetings of Warrantholders

The provisions of Schedule 4 shall apply in relation to meetings of Warrantholders.

10	Notices

10.1	Mode of Service

Subject to clause 10.2 any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument shall be in writing and shall be delivered personally or sent by fax or prepaid first class post:

(a)	In the case of the Company to:

Name:	LumiraDx Limited

Address:	3 More London Riverside, London SE1 2AQ, England

Name:	General Counsel (c/o Ian Lopez/Nicholas Skill)

(b)	in the case of a Warrantholder to the address of the Warrantholder shown in the Register or, if no address is shown in the Register, to its last known place of business or residence;

10.2	Procedure if no known address

If no address has been notified to the Company by a Warrantholder, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument may be given to that Warrantholder by the Company by exhibiting it for ten Business Days at the registered office of the Company.

10.3	Deemed Service

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, ten Business Days after the date of posting;

(c)	if clause 10.2 applies, at the expiry of the ten Business Day period referred to in that clause provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.30 pm such notice, demand or other communication shall be deemed to be given or made at 9.30 am on the next Business Day.

10.4	Joint Registered Holders

All notices and other communications with respect to Warrants standing in the names of joint registered holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the registered holders of such Warrants.

10.5	Successors

Any person who becomes entitled to any Warrant (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of that Warrant before its name and address is entered on the Register.

11	Third Party

The parties to this Warrant Instrument expressly agree for the purposes of the Contracts (Rights of Third Parties) Act 1999 that they do not intend any person other than a party to this Warrant Instrument or a Warrantholder to be able to enforce any term of this Warrant Instrument.

12	Governing Law

This Warrant Instrument and any non-contractual obligations arising out of or in connection with it are governed by English law.

13	Enforcement

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Warrant Instrument (including a dispute relating to the existence, validity or termination of this Warrant Instrument or any non-contractual obligation arising out of or in connection with this Warrant Instrument).

Schedule 1 Form of Certificate

LUMIRADX LIMITED

Registered in the Cayman Islands (No. [         ])

WARRANT CERTIFICATE

Warrant Certificate Number [____]

This is to certify that the person named below is a Warrantholder for the purpose of the warrant instrument issued by the Company                     on 2016 (Warrant Instrument) and has the right to subscribe in cash at the aggregate Subscription Price for that number of the Warrant Shares (as defined in the Warrant Instrument) specified below on the terms set out in the Warrant Instrument.

Warrantholder

Name:

Address:

Number of Warrant Shares represented by this Certificate: [_________]

(Subject to adjustment in accordance with clause 2.2 of the Warrant Instrument)

Total Subscription Price for Warrant Shares represented by this Certificate: [$______]

Date of Issue:

Executed as a Deed by:    ______________________

LumiraDx Limited     ______________________

acting by a director in the presence of

Signature of witness

Name _______________________________

Address _______________________________

Notes:

(1)	The Subscription Rights are transferable prior to exercise only in accordance with the provisions of the Warrant Instrument.

(2)	All transfers must be accompanied by this Warrant Certificate.

NOTICE OF SUBSCRIPTION

(To be printed on the back of the Certificate)

We hereby exercise [the Subscription Rights as set out below] pursuant to this certificate and confirm payment by [telegraphic transfer to the Company’s account] [other method of payment agreed by the Company] of£[•] being the Subscription Price payable in respect of the aggregate Subscription Rights we are exercising. We acknowledge that the legal and beneficial title to the relevant A Ordinary Shares are accepted subject to the Articles of Association of the Company.

We direct the Company pursuant to this exercise to allot and issue the number of A Ordinary Shares to be issued pursuant to this exercise to the following proposed allottees. The aforesaid A Ordinary Shares are to be issued in connection with the exercise of Warrants originally purchased by way of private placement transaction conditionally approved by LumiraDx Limited on [ ] 2016. Any proposed allottee must be a person or entity permitted in accordance with Section 1.09 of the Note, Warrant and Stock Purchase Agreement:

	[_________] Number of A Ordinary Shares	Name of Allottee	Proposed Address of Proposed Allottee

1.

2.

3.

4.

We hereby instruct you to sell [_________] Warrant Shares to fund the Subscription Price for the balance of our entitlement in accordance with clause 3.2.

Share certificates should be sent to [include details]

Signed                _____________________________                         Print                 Name

________________________________ Address    ________________________________________

______________________________ [*Details of all rights should be inserted as shown.]

[’*	Number of shares over which rights are to be exercised.]

Schedule 2

The Register and Transfers

1	Register

1.1	An accurate register of entitlement to the Warrants (the Register) will be kept by the Company at its registered office in which the Company shall enter:

(a)	the names and addresses of the persons for the time being entitled to be registered as the holders of the Warrants:

(b)	the number of Warrants held by every registered holder; and

(c)	the date on which the name of every registered holder is entered in the Register in respect of the Warrants in his name.

1.2

Any change in the name or address of any Warrantholder shall be notified as soon as reasonably practicable following such change to the Company which shall cause the Register to be amended accordingly. Any Warrantholder and any person authorised by any Warrantholder may at all reasonable times during office hours inspect the Register and take copies of or extracts from it or any part of it.

1.3

The Company may treat the registered Warrantholder as the absolute owner of a Warrant and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

1.4

Every Warrantholder will be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Warrants.

2	Transfers

2.1	The Warrants may only be transferable in whole or in part by a Warrantholder to any other person or entity permitted in accordance with Section 1.09 of the Note, Warrant and Stock Purchase Agreement.

2.2	Every transfer of a Warrant shall be made by an instrument of transfer in the usual or common form or in any other form which may be approved by the Directors.

2.3

The instrument of transfer of a Warrant shall be executed by or on behalf of the transferor but need not be executed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect of the Warrant being transferred.

2.4	No fee shall be charged for any registration of a transfer of a Warrant or for the registration of any other documents which in the opinion of the Directors require registration.

2.5	The registration of a transfer shall be conclusive evidence of the approval by the Directors of such a transfer.

3	Stock Exchange Dealings

3.1

Provided that at the time of issue of Warrant Shares pursuant to the exercise of the Warrants, the A Ordinary Shares (or any of them) are quoted on the Official List of the United Kingdom Listing Authority, admitted to trading on the Alternative Investment Market operated by The London Stock Exchange pie, and/or permission or approval has been granted for dealings therein or listing on any U.S. National Securities Exchange or any Recognised Investment Exchange in any part of the world, the Company will apply to such exchange or body for permission to deal in, approval to list or for quotation of and Admission of such Warrant Shares (as the case may be) and shall use its commercially reasonable efforts to secure such permission or quotation as soon as reasonably practicable after the issue of such Warrant Shares.

Schedule 3

Adjustments to Warrant Shares and Subscription Price

If there is an Adjustment Event whilst the Warrants are outstanding, the number and nominal value of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights and the Subscription Price will be adjusted in such manner as the Auditors (acting on the joint instructions of the Warrantholders and the Company, as experts and not as arbitrators) shall certify to be necessary in order that, after such adjustment:

(a)	the total number of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights conferred by the Warrants:

(i)

will carry as nearly as possible (and in any event not less than) the same proportion (expressed as a percentage of the total number of votes exercisable in respect of all the Equity Shares) of the votes available to be cast at a general meeting of the Company; and

(ii)	will carry the same entitlement (expressed as a percentage of the total entitlement conferred by all the Equity Shares) to participate in the profits and assets of the Company;

as would the total number of Warrant Shares which could have been subscribed pursuant to the Subscription Rights conferred by the Warrants had there been no such adjustment and no such event giving rise to such adjustment; and

(b)	the aggregate Subscription Price payable in order to subscribe for all the Warrant Shares will be as nearly as possible the same as it was prior to such adjustment.

2	In calculating the aggregate entitlement to additional Subscription Rights under paragraph 1, any entitlement to a fraction of a Warrant Share shall be rounded down to the nearest whole Warrant Share.

3

The Company will send the Warrantholders notice of any adjustments to the Subscription Rights as soon as reasonably practicable after the relevant resolution of the Board giving effect to or sanctioning the Adjustment Event together with a replacement Warrant Certificate evidencing each Warrantholder’s adjusted Subscription Rights.

Schedule 4

Provisions as to Meetings and Resolutions of Warrantholders

1	Calling of Meetings

The Company may at any time, and shall upon a request in writing signed by Warrantholders holding Warrants conferring not less than 10% of the Subscription Rights then outstanding, convene a meeting of Warrantholders in default of which such Warrantholders shall convene such meeting themselves. Every such meeting shall be held at such reasonably convenient and appropriate place in the United Kingdom as the Directors may approve.

2	Notice of Meetings

At least 21 clear days’ notice of the meeting shall be given to Warrantholders of any meeting of Warrantholders. Any meeting of Warrantholders may be called by shorter notice if it is so agreed by Warrantholders holding Warrants conferring not less than 90% of the Subscription Rights then outstanding. The notice shall specify the date, time and place of the meeting and the terms of the resolutions to be proposed. The accidental omission to give notice to, or the non-receipt of any such notice by, any of the Warrantholders shall not invalidate the proceedings at any meeting.

3	Chairman

A person (who may, but need not be, a Warrantholder) nominated in writing by the Company shall be entitled to take the chair at every such meeting but if no such nomination is made, or if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for the holding of such meeting, the Warrantholders present shall choose one of their number to be chairman.

4	Quorum at Meetings

At any such meeting other than one at which a Special Resolution is proposed to be passed, two or more persons holding Warrants and/or being proxies and being or representing in aggregate Warrantholders registered as the holders of Warrants conferring not less than 10% of the Subscription Rights then outstanding shall form a quorum for the transaction of business. The quorum at any such meeting for the passing of a Special Resolution shall, subject to the remaining provisions of this paragraph 4, be two or more persons holding Warrants and/or being proxies and being or representing in the aggregate Warrantholders registered as the holders of Warrants conferring not less than 50% of the Subscription Rights. No business other than the choosing of a chairman shall be transacted at any meeting unless the requisite quorum be present at the commencement of business. Whenever there is only one holder of Warrants, a quorum at any meeting of Warrantholders shall, for all purposes, be that Warrantholder or any proxy for that Warrantholder.

5	Absence of Quorum

If, within half an hour after the time appointed for any meeting a quorum is not present, the meeting shall, if convened upon the requisition of Warrantholders, be dissolved. In any other case it shall stand adjourned for such period, not being less than 14 days nor more than 28 days, and to such time and place, as may be appointed by the chairman. At such adjourned meeting one person present in person holding Warrants or being a proxy shall for all purposes form a quorum and shall have the power to pass any resolution (including a Special Resolution) and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had a quorum been present at such meeting.

6	Adjournment of Meetings

The chairman may with the consent of (and shall if directed by) any meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

7	Notice of Adjournment of Meetings

At least five days’ notice of any meeting adjourned through want of a quorum shall be given to Warrantholders in the same manner as of an original meeting, and such notice shall state the quorum required at such adjourned meeting. Subject as aforesaid, it shall not be necessary to give any notice of an adjourned meeting.

8	Resolution on Show of Hands

Every question submitted to a meeting shall be decided in the first instance by a show of hands and in case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which the chairman may be entitled as a Warrantholder or as a proxy.

9	Demand for Poll

At any meeting, unless a poll is demanded by the chairman or by one or more Warrantholders (or by their proxies) being or representing in the aggregate Warrantholders registered as the holders of Warrants conferring not less than 10% of the Subscription Rights then outstanding (before or on the declaration of the result of a show of hands), a declaration by the chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

10	Manner of taking Poll

If at any meeting a poll is so demanded, it shall be taken in such manner and, subject as hereinafter provided, either at once or after any adjournment, as the chairman directs, and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

11	Time for taking Poll

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

12	Persons Entitled to Attend, Speak and Vote

The Company (through its representatives) and its legal and financial advisers shall be entitled to attend and speak at any meeting of Warrantholders. Save as aforesaid, no person shall be entitled to attend or vote at any meeting of Warrantholders or to join with others in requesting the convening of such a meeting unless he is a Warrantholder, the duly appointed corporate representative of a corporate Warrantholder, or a duly appointed proxy of a Warrantholder.

13	Instrument Appointing a Proxy

A Warrantholder shall be entitled to appoint a proxy to attend any meeting of the Warrantholders and to vote at such meeting on behalf of such Warrantholder. Every instrument appointing a proxy must be in writing signed by the Warrantholder or (in the case of a corporation) by a duly authorised officer of the Warrantholder and shall be in such form as the Directors may approve (acting reasonably). Such instrument of proxy shall unless the contrary is stated thereon be valid as well for an adjournment of the meeting as for the meeting to which ii relates and need not be witnessed. A person appointed to act as a proxy need not be a Warrantholder.

14	Deposit of Instrument Appointing a Proxy

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of such power of attorney shall be deposited at such place or places as the Company (or the Warrantholders in default of the Company convening the meeting) may in the notice of meeting direct or if no such place is specified then at the registered office of the Company, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in such instrument proposes to vote and in default the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument appointing a proxy shall be valid notwithstanding the previous revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Warrants in respect of which it is given unless previous intimation in writing of such revocation or transfer shall have been received at the registered office of the Company. No instrument appointing a proxy shall be valid after the expiration of twelve months from the date named in it as the date of its execution.

15	Votes

Subject as provided in paragraph 8 of this schedule, at any meeting:

(a)	on a show of hands each Warrantholder who is present in person (or in the case of a corporation by a duly authorised representative) and each person who is a proxy shall have one vote; and

(b)

on a poll each Warrantholder who is present in person or by proxy as aforesaid shall have a number of votes equal to the proportion (expressed as a percentage figure rounded up or, as appropriate, down to the nearest one tenth of one%) of the outstanding Subscription Rights represented by Warrants held by him. Any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

16	Powers of Meetings of Warrantholders

A meeting of Warrantholders shall in addition to all other powers (but without prejudice to any powers conferred on other persons by this Instrument) have the following powers exercisable by a Special Resolution, namely:

(a)	power to sanction any compromise or arrangement proposed to be made between the Company and the Warrantholders or any of them;

(b)

power to sanction any proposal by the Company for the modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Warrantholders against the Company whether such rights shall arise under this instrument or otherwise;

(c)

power to sanction any proposal by the Company for the exchange or substitution for the Warrants of, or the conversion of the Warrants into, shares, stock, bonds, debentures, debenture stock or other obligations or securities of the Company, or any other body corporate formed or to be formed;

(d)	power to assent to any modification of the provisions contained in this Instrument which shall be proposed by the Company;

(e)	power to authorise any person to concur in and execute and do all such documents, acts and things as may be necessary to carry out and give effect to a Special Resolution;

(f)	power to discharge or exonerate any person from any liability in respect of any act or omission for which such person may have become responsible under this Instrument;

(g)	power to give any authority, direction or sanction which under the provisions of this Instrument is required to be given by a Special Resolution; and

(h)

power to appoint any persons (whether Warrantholders or not) as a committee or committees to represent the interest of the Warrantholders and to confer upon such committee any powers or discretions which the Warrantholders could themselves exercise by a Special Resolution.

17	A Special Resolution binding on all Warrantholders

A Special Resolution shall be binding upon all the Warrantholders, whether present or not present at such meeting, and each of the Warrantholders shall be bound to give effect thereto accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances of such resolution justified the passing thereof.

18	Definition of a Special Resolution

The expression Special Resolution when used in this Instrument means a resolution passed at a meeting of the Warrantholders duly convened and held and carried by a majority consisting of no less than 75% of the votes cast upon a show of hands or, if a poll is duly demanded, by a majority consisting of not less than 75% of the votes cast on a poll.

19	Minutes of Meetings

Minutes of all resolutions and proceedings at every meeting shall be made and duly entered in books to be from time to time provided for that purpose by the Company, and any such minutes, if the same are signed by the chairman of the meeting at which such resolutions were passed or proceedings transacted or by the chairman of the next succeeding meeting of the Warrantholder, shall be conclusive evidence of the matters therein contained and, until the contrary is proved, every meeting in respect of the proceedings of which minutes have been made and signed as aforesaid shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted thereafter to have been duly passed and transacted.

20	Further Provisions

Subject to all other provisions contained in this Instrument the Company may without the consent of the Warrantholders prescribe such further regulations regarding the holding of meetings of Warrantholders and attendance and voting thereat as the Company may at its discretion determine.

21	Written Resolution

Anything which, under the terms of this Instrument, may be done by resolution passed at a meeting of the Warrantholders (including specifically, but without limitation, the passing of a Special Resolution) may be done, without a meeting and without any previous notice being required, by resolution in writing signed by or on behalf of the Warrantholders holding not less than 75% of the Warrant Shares. The signatures to any such resolution need not be on a single document provided each is on a document which accurately states the terms of the resolution. The date of the resolution shall be the date when the resolution is signed by or on behalf of the last Warrantholder to sign.

Executed and delivered by the Company as a Deed on the date stated at the beginning of this Deed.

Date of Issue:

Executed as a Deed by	/s/ Ron Zwanziger

LumiraDx Limited acting by a director in the presence of

/s/ Carol A. Smith

Signature of witness

Name Carol A. Smith

Notes: